UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2020

Rhino Resource Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-34892	27-2377517
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

(Address of principal executive office) (Zip Code)

(859) 389-6500

(Registrants’ telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
n/a	n/a	n/a

Item 8.01 Other Events.

On March 4, 2020, in response to the potential effects of coronavirus disease 2019 (COVID-19), the Securities and Exchange Commission (the “Commission”) issued an order (the “Original Order”) pursuant to its authority under Section 36 of the Securities Exchange Act of 1934 (the “Exchange Act”) granting exemptions from certain provisions of that Act and the rules thereunder related to the reporting and proxy delivery requirements for certain public companies, subject to certain conditions. The Commission monitored the effects of COVID-19 and on March 25, 2020 modified the exemptions in light of its current understanding of the circumstances. For this reason and the reasons stated in the Original Order, the Commission found that modifying the exemptions to cover filings due on or before July 1, 2020, pursuant to its authority under Section 36 the Exchange Act, is appropriate in the public interest and consistent with the protection of investors.

Rhino Resource Partners LP (the “Partnership”) is relying on the order issued by the Commission to extend the May 15, 2020 required filing date of its first quarter 2020 Quarterly Report on Form 10-Q. The effects of COVID-19 have limited the abilities of the Partnership’s employees to conduct normal business activities, including the preparation and review of the Partnership’s first quarter 2020 Quarterly Report on Form 10-Q. The Partnership is following the recommendations of governmental health authorities to minimize exposure risk for its employees, including having some employees work remotely. As a result of the implementation of such measures and due to the limited size of the Partnership’s accounting staff, the Partnership has experienced difficulties in completing the normal financial closing processes and internal reviews that are required to timely file its first quarter 2020 Quarterly Report on Form 10-Q.The Partnership expects to file its first quarter 2020 Quarterly Report on Form 10-Q on or before June 29, 2020.

In light of the current COVID-19 pandemic, the Partnership will be including the following Risk Factor in the Form 10-Q for the three months ended March 31, 2020, as may be updated to reflect subsequent events impacting the Partnership:

Our results of operations will be negatively impacted by the coronavirus pandemic.

To date, the current and anticipated economic impact of the COVID-19 pandemic, including the actions of governments and countries here in the United States and around the world designed to decrease the spread of the virus, have caused significant declines in demand for met and steam coal. In response to this reduced demand and to the significant health threats to our employees, on March 20, 2020, we temporarily idled production at several of our mines. We will continue to monitor conditions to ensure the health and welfare of our employees. We do not expect the idling of the coal production activities will affect our ability to fulfill current customer commitments, as loading and shipping crews will remain in place to ship coal from existing inventories.

If the impact of the COVID-19 pandemic, including the significant decrease in economic activity, continue for an extended period of time or worsen, it could further reduce the demand for met and steam coal, which would have a material adverse effect on our business, financial condition, cash flows and results of operations.

In addition, while our business operations have not been significantly restricted by the response to the COVID-19 pandemic from various governmental agencies, which exempt or exclude essential critical infrastructure businesses from various restrictions they impose (other than encouraging remote work where possible), the spread of COVID-19 has caused us to modify our business practices (including requiring remote working where possible, restricting employee travel and congregation of onsite personnel, and increased frequency of cleaning schedules), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers or other stakeholders or the communities in which we operate. Such measures may disrupt our normal operations, and there is no certainty that such measures will be sufficient to mitigate the risks posed by COVID-19 or will not adversely impact our business or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO RESOURCE PARTNERS LP

	By:	Rhino GP LLC
its General Partner

Dated: April 24, 2020	By:	/s/ Whitney C. Kegley
Whitney C. Kegley
Vice President, Secretary and General Counsel